Filed Pursuant to Rule 433
Registration Statement No. 333-271881

Jefferies Financial Group Inc.
Market Linked Securities

Market Linked Securities— Auto-Callable with Fixed Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index
and the NASDAQ-100 Index® due August 31, 2028
Term Sheet to Preliminary Pricing Supplement dated August 28, 2025

Summary of Terms
Issuer:	Jefferies Financial Group Inc.
Market Measures:	S&P 500® Index, Russell 2000® Index and NASDAQ-100 Index® (each an “Index” and collectively the “Indices”)
Pricing Date*:	August 28, 2025
Issue Date*:	September 3, 2025
Face Amount and Original Offering Price:	$1,000 per security
Coupon Payments:
On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment,” will be calculated per security as follows: ($1,000 × fixed coupon rate)/4.

Fixed Coupon Payment Dates:
December 3, 2025, March 5, 2026, June 2, 2026, September 2, 2026, December 3, 2026, March 4, 2027, June 3, 2027, September 2, 2027, December 2, 2027, March 2, 2028, June 2, 2028 and the stated maturity date

Coupon Rate:	At least 6.60% per annum, to be determined on the pricing date.
Automatic Call:
If the closing level of the lowest performing Index on any call date is greater than or equal to its starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security equal to the face amount plus a final coupon payment.

Call Dates*:	Quarterly, on the 28th day of each February, May, August and November, commencing August 2026 and ending May 2028
Final Calculation Day*:	August 28, 2028
Call Settlement Date:	Three business days after the applicable call date.
Performance Factor:	With respect to an Index on any call date and on the final calculation day, its closing level on such date divided by its starting level (expressed as a percentage).
Maturity Payment Amount (per security):
•     if the ending level of the lowest performing Index on the final calculation day is greater than or equal to its downside threshold level:
$1,000; or
•     if the ending level of the lowest performing Index on the final calculation day is less than its downside threshold level:
$1,000 × performance factor of the lowest performing Index

Lowest Performing Index:	For any call date ad for the final calculation day, the lowest performing Index will be the Index with the lowest performance factor on that date.
Stated Maturity Date*:	August 31, 2028
Starting Level:	For each Index, its closing level on the pricing date
Ending Level:	For each Index, its closing level on the final calculation day
Threshold Level:	For each Index, 70% of its starting level
Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agents Discount**:
Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee

Summary of Terms (continued)
CUSIP:	47233YMT9
Material Tax Consequences:	See the preliminary pricing supplement.
Hypothetical Payout Profile
(Maturity Payment Amount)

If the securities are not automatically called prior to stated maturity and the ending level of the lowest performing Index on the final calculation day is less than its threshold level, you will lose more than 30%, and possibly all, of the face amount of your securities at stated maturity.
Any return on the securities will be limited to the sum of your coupon payments. You will not participate in any appreciation of any Index, but you will have full downside exposure to the lowest performing Index on the final calculation day if the ending level of that Index is less than the threshold level.
We estimate that the value of each security on the pricing date will be approximately $959.80, or within $30.00 of that estimate.  See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.
Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/96223/000114036125033086/ef20054344_424b2.htm
*subject to change
** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.
•	The Securities Are Subject To The Full Risks Of Each Index And The Maturity Payment Amount Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
•
If the Securities Are Not Called Prior To Stated Maturity, The Maturity Payment Amount Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On The Final Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.
•	You May Be Fully Exposed To The Decline In The Lowest Performing Index On The Final Calculation Day From Its Starting Level, But Will Not Participate In Any Positive Performance Of Any Index.
•	Higher Coupon Rates Are Associated With Greater Risk.
•	The Securities Are Subject To A Potential Automatic Call, Which Would Limit Your Ability To Receive Further Payment On The Securities.
•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.
•	The Tax Consequences Of An Investment In Your Securities Are Uncertain.
•	The Securities Are Subject To Our Credit Risk.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Was Determined For Us By Our Subsidiary Using Proprietary Pricing Models.
•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS, Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•
The Maturity Payment Amount And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of Each Index And Therefore The Securities Are Subject To The Risks Associated With The Indices, As Discussed In The Accompanying Pricing Supplement and Product Supplement.

•	The Securities Are Subject To Risks Associated With Small-Size Capitalization Companies.
•	Some Of The Stocks Included In The NDX Are Issued By Companies Incorporated Outside Of The United States.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Jefferies LLC.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.